FOR IMMEDIATE RELEASE
Telephone: 609-561-9000
Investor Relations/Media Contact: Marissa Travaline x4227
e-mail: mtravaline@sjindustries.com

SJI Reports Q3 Earnings;
Confirms 2017 Guidance

Folsom, NJ, November 2, 2017 - South Jersey Industries (NYSE: SJI) today announced results for the third quarter of 2017. GAAP income and Economic Earnings* for the year-to-date and third quarter are presented below, as compared with the same periods in 2016.

	2017	2016
GAAP income from continuing operations - YTD	$(7.4) million	$73.1 million
GAAP income from continuing operations - Q3	$(37.5) million	$9.7 million
GAAP EPS per diluted share - YTD	$(0.09)	$0.97
GAAP EPS per diluted share - Q3	$(0.47)	$0.12

Economic Earnings - YTD	$58.1 million	$69.6 million
Economic Earnings - Q3	$(4.0) million	$3.9 million
Economic EPS per diluted share - YTD	$0.73	$0.92
Economic EPS per diluted share - Q3	$(0.05)	$0.05

“Performance in the traditionally weak third quarter reflects the impacts of the investments we’ve made over the course of 2017 in support of our long term strategic objectives,” said SJI CEO Michael J. Renna. “In our utility, we’ve grown our customer base by 1.5% and invested nearly $82 million to modernize our system through our accelerated infrastructure programs. In our non-utility business, we’ve added an eleventh fuel management contract to our portfolio and we continue to be encouraged by progress on PennEast and in our Midstream development activities.”

* SJI uses the non-GAAP measure of Economic Earnings when discussing results. A full explanation and reconciliation of this non-GAAP measure is provided under “Explanation and Reconciliation of Non-GAAP Financial Measures.”

“Our recently announced agreement to acquire Elizabethtown Gas and Elkton Gas and the successful settlement of SJG’s rate case demonstrate our commitment to high quality earnings growth,” Renna continued. “Looking ahead, we are focused on the successful integration of Elizabethtown Gas and Elkton Gas into the SJI family of companies - their impressive track records of operational excellence and outstanding customer service, as well as their deep commitments to the communities they serve are perfectly aligned with ours and provide the foundation for significant growth,” Renna added.

2017 EXPECTED CONTRIBUTIONS TO EARNINGS
The following chart outlines our targeted Economic Earnings composition for 2017.

Business Lines	Expected Contribution to 2017 Economic Earnings
Regulated Gas Utility Operations Midstream	72 - 76 percent 4 - 6 percent
Non-Utility SJ Energy Group	18 - 22 percent
SJ Energy Services	(1) - (3) percent

The settlement of our base rate case, along with our infrastructure modernization programs and customer growth, will drive utility performance for the balance of the year. Earnings growth through year-end is also supported by the Allowance for Funds Used During Construction (AFUDC) associated with our PennEast investment, and increased volumes associated with our growing fuel management business. We expect our 2017 Economic EPS to be solidly in the $1.14 to $1.20 guidance range.

The following provides a more detailed discussion of performance from each area of the business.

REGULATED BUSINESS PERFORMANCE
SOUTH JERSEY GAS:
Year-to-date net income is $43.0 million, as compared with prior year results of $46.1 million. The third quarter of 2017 reflected a loss of $5.8 million compared with a loss of $3.3 million in the third quarter of 2016. Substantial investment in our utility infrastructure over the last several years has resulted in higher depreciation and interest expense. Those expenses, along with an increase in uncollectible accounts, are addressed through our recently approved base rate case and will begin to be reflected in rates effective November 1. There is no difference between SJG’s GAAP net income and Economic Earnings.

Customer Growth:
The utility added 5,456 customers in the last 12 months, representing a strong growth rate of 1.5% and bringing our current customer count to 380,093. This growth, combined with increased demand from commercial customers helped drive incremental net margin of $2.2 million.

In the most recent quarter alone, we added more than 1,969 new customers from conversions and new construction, reflecting a 38% improvement over the same period in the previous year.

Regulatory Update:
The October resolution of the SJG base rate case increases our utility rate base to $1.6 billion, reflecting the substantial investments we’ve made to improve and expand our system, as well as to enhance overall customer service. This settlement will generate approximately $39.5 million in incremental revenue with an allowed ROE of 9.6 percent and an equity-to-capital ratio of 52.5 percent. This increase in base rates will be partially offset by higher depreciation expense and the elimination of AFUDC on certain assets included in the base rate case.

The other main driver of utility earnings is our continued commitment to enhancing the safety and reliability of our distribution system. Year-to-date investments under the Storm Hardening and Reliability Program (SHARP) and the second phase of our Accelerated Infrastructure Replacement Program (AIRP) total $81.6 million. On a full year basis, we expect the investments made through our accelerated infrastructure programs to provide approximately $4.0 million in incremental net income as compared with 2016.

The appeal of the regulatory approval for our Cape Atlantic Reliability line, intended to provide natural gas to the former BL England facility, continues to move through the state’s legal process. We currently expect a resolution in our favor by year end, which would allow construction of this pipeline to commence in 2018 along a timeline developed in collaboration with the facility’s owners.

SJI MIDSTREAM:
Year-to-date, SJI Midstream contributed $3.7 million to Economic Earnings, with $1.3 million added in the third quarter. These results represent the benefit from AFUDC associated with our investment in the PennEast pipeline project. Pending final approval by the Federal Energy Regulatory Commission (FERC), construction of this pipeline is expected to begin in 2018. The significant reliability and cost savings benefits this project will provide to New Jersey consumers make it a much needed and broadly recognized driver of economic development and job growth in our state.

NON-UTILITY BUSINESS PERFORMANCE
SJ ENERGY GROUP:
The following chart details the quarterly and year-to-date contributions to earnings from our wholesale and retail commodity business, South Jersey Energy Group (SJEG):

	2017	2016
SJEG GAAP income from continuing operations - YTD	$(27.0) million	$14.1 million
SJEG GAAP income from continuing operations - Q3	$(7.4) million	$4.2 million

SJEG Economic Earnings from continuing operations - YTD	$9.6 million	$10.4 million
SJEG Economic Earnings from continuing operations - Q3	$(0.8) million	$(1.4) million

Year-to-date, South Jersey Energy Group contributed $9.6 million of Economic Earnings, compared with $10.4 million in the same period in 2016. In the third quarter, SJEG reflected a loss of $0.8 million of Economic Earnings compared to a loss of $1.4 million in the third quarter of 2016. Despite an abnormally warm winter that led to reduced volumes and tighter spreads across our wholesale gas marketing business, performance in the second and third quarters has enabled us to recover much of the negative impact associated with the warmer first quarter weather.

Our sixth fuel supply management contract commenced commercial operations at the Panda Stonewall facility in May, adding another long-term, fee-based contract to our earnings mix. With three additional fuel supply management contracts expected to come on line in 2018 this business is well positioned to drive high quality, low risk, repeatable earnings growth.

As we also noted in our first quarter results, the year-over-year variance in year-to-date GAAP earnings is primarily the result of a verdict delivered by a jury in May 2017 stemming from a dispute with a supplier over gas costs incurred beginning in October 2014. Although we disagree with the ruling and are currently appealing it, SJI recorded an after-tax charge in our first quarter GAAP results of $26.4 million. This charge was excluded from Economic Earnings.

SJ ENERGY SERVICES:
The following chart details the quarterly and year-to-date contributions to earnings from our energy production business, South Jersey Energy Services (SJES):

	2017	2016
SJES GAAP income from continuing operations - YTD	$(28.9) million	$12.9 million
SJES GAAP income from continuing operations - Q3	$(25.7) million	$8.9 million

SJES Economic Earnings from continuing operations - YTD	$0.0 million	$13.3 million
SJES Economic Earnings from continuing operations - Q3	$1.3 million	$8.7 million

Year to date, the contribution from South Jersey Energy Services was largely neutral to Economic Earnings, adding approximately $50,000, as compared to a contribution of $13.3 million for the same period in the prior year. Third quarter results reflect $1.3 million of Economic Earnings, as compared to $8.7 million for the same period in 2016. Several factors impacted year-over-year performance, including our exit from solar development. Investment Tax Credits from solar development provided a $4.6 million and $1.8 million benefit for the first nine months and the third quarter of 2016, respectively. Also of note is a $4.3 million settlement associated with our interest in an energy facility serving the former Revel casino, which positively impacted the quarter and year-to-date periods in 2016.

Finally, production from our solar assets remains strong, with 76,618 solar renewable energy credits (SREC) generated in the third quarter of 2017, compared with 74,478 in the same period in 2016. This production was partially offset by a sustained softening of the Maryland SREC market that reduced the contribution to earnings from this area of the business. These conditions also resulted in an after-tax impairment charge of $27.0 million in the third quarter due to the significant decline in current and projected market prices for SRECs produced by our Maryland facilities. That amount was excluded from Economic Earnings.

CONFERENCE CALL / WEBCAST DETAILS
To participate in the conference call at 11:00 AM ET on November 3, 2017, please pre-register by going to the South Jersey Industries website, http://www.sjindustries.com, and clicking on Investors, to access the pre-registration link. This will allow you to generate a PIN to expedite your inclusion into the conference call when dialing in. On the day of the call, dial 1-888-713-4217 approximately 15 minutes ahead of the scheduled call time; enter the participant pass code 10974610 and the PIN you received during pre-registration. International callers may dial 1-617-213-4869; enter the participant pass code 10974610 and the PIN you received during pre-registration.

To listen to the live webcast, visit the South Jersey Industries website at www.sjindustries.com, and scroll down to the “Webcasts and Presentations” section where you will find the link to participate.

FORWARD LOOKING STATEMENT
Certain statements contained in this news release may qualify as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this Report should be considered forward-looking statements made in good faith by South Jersey Industries (SJI or the Company) and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release, or any other of the Company's documents or oral presentations, words such as “anticipate,” “believe,” “expect,” “estimate,” “forecast,” “goal,” “intend,” “objective,” “plan,” “project,” “seek,” “strategy” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These risks and uncertainties include, but are not limited to the risks set forth under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K. These cautionary statements should not be construed by you to be exhaustive and they are made only as of the date of this Report. While the Company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. Further, SJI undertakes no obligation to update or revise any of its forward-looking statements whether as a result of new information, future events or otherwise.

ABOUT SOUTH JERSEY INDUSTRIES
South Jersey Industries (NYSE: SJI), an energy services holding company based in Folsom, NJ, delivers energy solutions to its customers through three primary subsidiaries. South Jersey Gas delivers safe, reliable, affordable natural gas and promotes energy efficiency to approximately 380,000 customers in southern New Jersey. SJI’s non-utility businesses within South Jersey Energy Solutions promote efficiency, clean technology and renewable energy by providing customized wholesale commodity marketing and fuel management services; acquiring and marketing natural gas and electricity for retail customers; and developing, owning and operating on-site energy production facilities. SJI Midstream is also an SJI subsidiary and houses the company’s interest in the PennEast Pipeline Project. Visit http://www.sjindustries.com for more information about SJI and its subsidiaries.

EXPLANATION AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
This news release includes the financial measures of Economic Earnings and Economic Earnings per share, which are not prepared in accordance with generally accepted accounting principles in the United States (GAAP), when evaluating the results of operations for its nonutility operations. These non-GAAP financial measures should not be considered as an alternative to GAAP measures, such as net income, operating income, earnings per share from continuing operations or any other GAAP measure of liquidity or financial performance.

We define Economic Earnings as: Income from continuing operations, (a) less the change in unrealized gains and plus the change in unrealized losses on all derivative transactions; (b) less realized gains and plus realized losses on all commodity derivative transactions attributed to expected purchases of gas in storage to match the recognition of these gains and losses with the recognition of the related cost of the gas in storage in the period of withdrawal; (c) less the impact of transactions or contractual arrangements where the true economic impact will be realized in a future period; (d) as adjusted by the impact of a May 2017 jury verdict stemming from a pricing dispute with a gas supplier over costs, including interest charges and legal fees incurred; and (e) as adjusted by the impact of a settlement of an outstanding legal claim stemming from a dispute related to a three-year capacity management contract with a counterparty, including legal fees incurred.

Economic Earnings is a significant performance metric used by our management to indicate the amount and timing of income from continuing operations that we expect to earn after taking into account the impact of derivative instruments on the related transactions, and transactions or contractual arrangements where the true economic impact will be realized primarily in a future period or was realized in a previous period. Specifically regarding derivatives, we believe that this financial measure indicates to investors the profitability of the entire derivative related transaction and not just the portion that is subject to mark-to-market valuation under GAAP. We believe that considering only the change in market value on the derivative side of the transaction can produce a false sense as to the ultimate profitability of the total transaction as no change in value is reflected for the non-derivative portion of the transaction.

The following table presents a reconciliation of SJI's income from continuing operations and earnings per share from continuing operations to Economic Earnings and Economic Earnings per share for the three and nine months ended September 30:

	Three Months Ended September 30		Nine Months Ended September 30
	In thousands except per share data
	2017	2016	2017	2016

(Loss)/Income from Continuing Operations	$(37,548)	$9,664	$(7,413)	$73,053
(Minus)/Plus:
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	4,649	(9,459)	(924)	(5,548)
Realized (Gains)/Losses on Inventory Injection Hedges	---	(39)	332	(12)
Unrealized Loss on Dedesignated Interest Rate Contracts (A)	---	---	2,392	---
Realized Loss on Property, Plant & Equipment (B)	43,966	---	44,222	---
Charge from a Legal Proceeding in a Pricing Dispute (C)	6,292	---	52,113	---
Settlement of a Contract Dispute (D)	---	---	9,786	---
Other (E)	(47)	(41)	(135)	(124)
Income Taxes (F)	(21,284)	3,816	(42,312)	2,273
Economic Earnings	$(3,972)	$3,941	$58,061	$69,642

Earnings Per Share from Continuing Operations	$(0.47)	$0.12	$(0.09)	$0.97
(Minus)/Plus:
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	0.06	(0.12)	(0.01)	(0.08)
Unrealized Loss on Dedesignated Interest Rate Contracts (A)	---	---	0.03	---
Realized Loss on Property, Plant and Equipment (B)	0.55	---	0.55	---
Charge from a Legal Proceeding in a Pricing Dispute (C)	0.08	---	0.66	---
Settlement of a Contract Dispute (D)	---	---	0.12	---
Income Taxes (F)	(0.27)	0.05	(0.53)	0.03
Economic Earnings Per Share	$(0.05)	$0.05	$0.73	$0.92

The following table presents reconciliations of GAAP income from continuing operations to Economic Earnings and prior year comparisons for our non-utility businesses for the three and nine months ended September 30:

	Three Months Ended September 30		Nine Months Ended September 30
	In thousands except per share data
	2017	2016	2017	2016

South Jersey Energy Group Income/(Loss) from Continuing Operations	$(7,368)	$4,171	$(26,929)	$14,140
(Minus)/Plus
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	4,735	(9,305)	(1,571)	(6,211)
Realized Losses on Inventory Injection Hedges	---	(39)	332	(12)
Charge from a Legal Proceeding in a Pricing Dispute (C)	6,292	---	52,113	---
Settlement of a Contract Dispute (D)	---	---	9,786	---
Income Taxes (F)	(4,411)	3,738	(24,121)	2,489
South Jersey Energy Group Economic Earnings	$(752)	$(1,435)	$9,610	$10,406

South Jersey Energy Services Income/(Loss) from Continuing Operations	$(25,654)	$8,857	$(28,884)	$12,936
(Minus)/Plus
Unrealized Mark-to-Market Losses on Derivatives	(86)	(154)	647	663
Unrealized Loss on Dedesignated Interest Rate Contracts (A)	---	---	2,392	---
Realized Loss on Property, Plant & Equipment (B)	43,966	---	44,222	---
Other (E)	(47)	(41)	(135)	(124)
Income Taxes (F)	(16,873)	78	(18,191)	(216)
South Jersey Energy Services Economic Earnings	$1,306	$8,740	$51	$13,259

(A) Represents amendments made to an existing interest rate derivative linked to unrealized losses previously recorded in AOCL. SJI reclassified this amount from AOCL to Interest Charges on the condensed consolidated statements of income as a result of the prior hedged transactions being deemed probable of not occurring. Since the economic impact will not be realized until future periods, this amount is excluded from Economic Earnings.

(B) Represents impairment charges taken on solar generating facilities, which was primarily driven by declining market conditions, specifically market prices of Maryland SRECs, and for which the economic impact will not be realized until a future period.

(C) Represents a charge, including interest and legal fees, resulting from a ruling in a legal proceeding related to a pricing dispute between SJI and a gas supplier that began in October 2014. Since the charge relates to purchase transactions that primarily occurred in prior periods, this amount is excluded from Economic Earnings.

(D) Represents a settlement, including legal fees, with a counterparty over a dispute related to a three-year capacity management contract. Since the charge relates to transactions that primarily occurred in prior periods, this amount is excluded from Economic Earnings.

(E) Represents additional depreciation expense within Economic Earnings on two solar generating facilities where an impairment charge was recorded within Income from Continuing Operations which reduced the depreciable basis and recurring depreciation expense on these facilities. These impairment charges were excluded from Economic Earnings and, therefore, the related reduction in depreciation expense is being added back.

(F) Determined using a combined average statutory tax rate of approximately 40%.
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